Sub-Item 77C - Submission of matters to a vote of security holders

On August 25, 2010, a special meeting of shareholders was held at which Fund shareholders voted on the approval of a New Investment Advisory Agreement between Bessemer
Investment Management LLC and the Corporation, on behalf of each of the Funds. The proposal was approved as set forth below:


                     Shares Voted     Shares Voted      Shares
                       in Favor          Against      Abstaining
Old Westbury
Fixed Income Fund   30,210,023.385        0.000         0.000

Old Westbury
Global
Opportunities
Fund                479,722,577.086       0.000         0.000

Old Westbury
Global Small &
Mid Cap Fund        271,952,763.332       0.000         0.000

Old Westbury
Municipal Bond
Fund                57,878,298.144        0.000         0.000

Old Westbury Non-
U.S. Large Cap
Fund                244,273,842.858       0.000         0.000

Old Westbury Real
Return Fund         178,328,296.337       0.000         0.000

Old Westbury U.S.
Large Cap Fund       44,058,667.637       0.000         0.000